Exhibit 4.10

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

BECTON, DICKINSON AND COMPANY

3.875% Notes due May 15, 2024

CUSIP No. [ ]

No. [ ]	$[ ]

BECTON, DICKINSON AND COMPANY, a New Jersey corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $[            ] on May 15, 2024 and to pay interest, on May 15 and November 15 of each year, commencing May 15, 2015, on said principal sum at the rate of 3.875% per annum, from [            ], 2015 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be, until payment of said principal sum has been made or duly provided for; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the person entitled thereto as such address shall appear on the register of Notes or (ii) by transfer in immediately available funds to an account maintained by the person entitled thereto as specified in the register of Notes. The interest so payable on any May 15 and November 15 shall, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS HEREOF, Becton, Dickinson and Company has caused this Note to be executed in its name and on its behalf by the signatures of two of its officers authorized to execute Securities pursuant to the Indenture and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

BECTON, DICKINSON AND COMPANY

By:
Christopher R. Reidy
Chief Financial Officer and Executive Vice President of Administration

By:
John E. Gallagher
Vice President, Corporate Finance, Treasurer and Controller

TRUSTEE’S CERTIFICATE

OF AUTHENTICATION

This Note is one of the Securities of the series referred to herein issued pursuant to the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

[Reverse of Security]

BECTON, DICKINSON AND COMPANY

3.875% Notes due May 15, 2024

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of March 1, 1997 (as amended or supplemented, herein called the “Indenture”), duly executed and delivered by the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (herein called the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 3.875% Notes due May 15, 2024 (the “Notes”) limited in aggregate principal amount to $[            ] (except as in the Indenture provided). The Company may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the Indenture having the same terms as the Notes in all respects, except for issue date, issue price and the initial interest payment date. Any such additional notes shall be consolidated with and form a single series with the Notes. Terms defined in the Indenture have the same definitions herein unless otherwise specified.

In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of any series at any time by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of such series, each affected series voting separately. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the outstanding Securities of any series, on behalf of the holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

Subject to the terms of the Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes or (ii) to be released from its obligations with respect to certain covenants applicable to the Notes, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein.

The Notes are redeemable as a whole or in part at the option of the Company at any time prior to February 15, 2024, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments on the Notes, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points, plus in each case, accrued and unpaid interest to the date of redemption on the principal balance of the Notes being redeemed. The Notes are also redeemable as a whole or in part at the option of the Company at any time on or after February 15, 2024 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption on the principal balance of the Notes being redeemed. For the purposes hereof:

“Treasury Rate” means, for any redemption date, the annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price, expressed as a percentage of its principal amount, for such redemption date. The yield of the Comparable Treasury Issue shall be computed as of the second Business Day immediately preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the applicable remaining term of the Notes being redeemed.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of the investment banks the Company may use to select a Comparable Treasury Issue including Goldman, Sachs & Co., J.P. Morgan Securities LLC, their successors and any two other nationally recognized investment banking firms that the Company shall appoint from time to time that are primary dealers of U.S. government securities in New York City; provided, however, that if any of the firms ceases to be a primary dealer of U.S. government securities in New York City, the Company shall appoint another nationally recognized investment banking firm as a substitute therefor.

“Comparable Treasury Price” means, for any redemption date, (1) the average of the Reference Treasury Dealer Quotations obtained by the Company for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations; or (2) if the

Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all those quotations.

“Reference Treasury Dealer Quotation” means, with respect to any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by a Reference Treasury Dealer as of 3:30 p.m., New York time, on the third Business Day preceding that redemption date. The Company shall seek Reference Treasury Dealer Quotations in respect of any redemption date from each of the then-existing Reference Treasury Dealers.

“Remaining Scheduled Payments” means, with respect to each Note being redeemed, the remaining scheduled payments of principal and interest on that Note that would be due after the related redemption date but for the redemption; provided, however, that if the redemption date is not an interest payment date with respect to that Note, the amount of the next succeeding scheduled interest payment on that Note that would have been due shall be deemed reduced by the amount of interest accrued on the Note to the redemption date.

Notice of any redemption described above shall be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes or portions thereof called for redemption. On and after any redemption date, the Notes or any portion of the Notes called for redemption shall stop accruing interest. On or before any redemption date, the Company shall deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the Notes to be redeemed and their redemption price. If less than all of the Notes are redeemed, such Notes should be redeemed in accordance with DTC procedures.

Upon the occurrence of a Change of Control Triggering Event, unless the Notes have been earlier redeemed, each holder of outstanding Notes shall have the right to require the Company to purchase all or a portion of that holder’s Notes (equal to $1,000 or an integral multiple of $1,000 in excess thereof) (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. For purposes hereof:

“Change of Control” means the occurrence of any one of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”))) other than to the Company or one of its subsidiaries;

(ii) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company , in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

(iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if: (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless the two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to have ceased to be rated Investment Grade by the two Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating). In no event shall the Trustee be charged with the responsibility of monitoring the Company’s ratings.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for that Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, in accordance with DTC procedures or otherwise by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice shall describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the Notes on the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, it shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

If holders of Notes elect to have Notes purchased pursuant to a Change of Control Offer, they must surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed, to the Trustee at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of DTC, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. On or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the paying agent or the Trustee an amount equal to the Change of Control Payment in respect of all the Notes or portions of the Notes properly tendered.

On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and (ii) deliver or cause to be delivered to the Trustee the Notes properly accepted. The paying agent or the Trustee, as applicable, shall promptly deliver to each holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder of the Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a minimum principal amount equal to $1,000 and integral multiples of $1,000 in excess thereof.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and that third party purchases all Notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

Upon the presentment for registration of transfer of this Note at the office or agency of the Company designated for such purpose pursuant to the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee or any Note registrar, co-registrar, paying agent or authenticating agent, may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or an account hereof, and for all other purposes, and the Company, the Trustee and any Note registrar, co-registrar, paying agent and authenticating agent shall not be affected by any notice to the contrary.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer, check the appropriate box below:

☐ Change of Control Offer

If you want to elect to have only part of this Note purchased by the Company pursuant to a Change of Control Offer, state the amount you elect to have purchased:

$         (equal to $1,000 or an integral multiple of $1,000 in excess thereof)

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).